Exhibit 99a


                                 americast


                                                  FOR IMMEDIATE RELEASE
                                                  August 22, 1996

CONTACTS:
Americast                                         Zenith
Jody Miller                                       John Taylor
(310) 234-1414                                    (847) 391-8181

Hill and Knowlton
Petro Kacur/Tim Scerba
(213) 966-5753/5726


              AMERICAST SELECTS ZENITH DIGITAL SET-TOP BOXES
               FOR ITS americast HOME ENTERTAINMENT SERVICE


LOS ANGELES - Americast, the programming venture of Ameritech Corporation, BellSouth Corporation, GTE Corporation, SBC Corporation and the Walt Disney Company, has signed a non-exclusive contract for the purchase by subsidiaries of Ameritech, BellSouth, GTE and SBC of at least three million digital set-top boxes from Zenith Electronics Corporation for its americast (tm) home entertainment service.
     Valued at more than $1 billion, the contract to purchase the Zenith set-tops underscores the commitment of Americast and its partners to move forward aggressively to deliver innovative home entertainment to consumers, according to Stephen A. Weiswasser, Americast chief executive officer.
     "Our partners have chosen a very versatile set of platforms that will give them flexibility in their offer of a broad range of services to the American people," Weiswasser commented. "These boxes not only match that diversity, but also will give us the opportunity to begin offering the next generation in home entertainment as early as 1997."
     William G. Luehrs,president of the Zenith Network Systems Division, said that, with the Zenith boxes, Americast will be able to deploy four kinds of video networks - "wireless cable" (MMDS), hybrid fiber-coax, switched digital video (fiber to the curb) and direct broadcast satellite.
     "Americast is the first home entertainment company currently requiring multiple delivery media from essentially the same box design. It brings a unique vision of the digital future, making this a vey significant venture for Zenith and for the entire industry," Luehrs said. "By using interchangeable network interface modules, we're able to address various business and content-delivery models with a single, very cost-effective digital set-top design." The digital set-top boxes are planned for production beginning in the first half of 1997.
     Zenith Electronics Corporation, based in Glenview, Ill., has been a leader in electronics for more than 75 years. Zenith's core business -- Consumer Electronics and Network Systems -- is at the center of the company's digital strategy, which includes interactive television, Internet TVs, digital video disc players, digital and wireless cable, cable modems and HDTV systems.
     Americast is the consortium of Ameritech Corporation, BellSouth Corporation, GTE Corporation, SBC Communications and The Walt Disney Company created to develop and market the next generation in home entertainment. Southern New England Telecommunications Corporation has signed a letter of intent under which the company would join Americast venture as a partner. The americast service is currently being introduced into selected markets across the United States. In addition to providing traditional entertainment services, Americast will offer innovative programming and develop such features as a proprietary program navigator, video-on-demand, home shopping and a variety of interactive services.

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